Exhibit 10.10

THE McGRAW-HILL COMPANIES, INC.

MANAGEMENT SEVERANCE PLAN

(Amended and restated effective as of January 1, 2012)

THE McGRAW-HILL COMPANIES, INC.

MANAGEMENT SEVERANCE PLAN

(Amended and restated effective as of January 1, 2012)

ARTICLE I

PURPOSE

The purpose of the Plan is to provide managers who are in a position to contribute to the success of the Company Group with reasonable compensation in the event of their termination of employment with the Company Group. The Plan is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto.

ARTICLE II

DEFINITIONS

The following words and phrases as used herein shall have the following meanings:

SECTION 2.01 “Attorneys’ Fees” means any reasonable attorneys’ fees and disbursements incurred in pursuing a Disputed Claim.

SECTION 2.02 “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan. Any Participant’s Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.

SECTION 2.03 “Board” means the Board of Directors of the Company.

SECTION 2.04 “Cause” means the Participant’s misconduct in respect of the Participant’s obligations to the Company Group or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company Group; provided that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and, provided, further, that no termination of employment that is carried out at the request of a Person (as defined in Section 2.06) seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “Cause.“

SECTION 2.05 “CEO” means the Chief Executive Officer of the Company.

SECTION 2.06 “Change in Control” means the first to occur of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.06; or

(ii) A change in the composition of the Board such that the Directors who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.06, that any individual who becomes a Director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those Directors who were members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such Director were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 2.07 “Claimant” has the meaning set forth in Section 8.01 of the Plan.

SECTION 2.08 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

SECTION 2.09 “Commencement Date” means the first day of the first regular payroll cycle coincident with or next following the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

SECTION 2.10 “Committee” means the Compensation Committee of the Board.

SECTION 2.11 “Common Stock” means the common stock, $ 1.00 par value per share, of the Company.

SECTION 2.12 “Company” means The McGraw-Hill Companies, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.

SECTION 2.13 “Company Group” means the Company and its Subsidiaries.

SECTION 2.14 “Comparable Position” has the meaning that shall be determined by the CEO after taking into account the job requirements of a Participant’s then current position and the position offered to a Participant, the duties of the two positions, the base pay of the two positions and such other factors as the CEO deems relevant. A Comparable Position may require a Participant to utilize different skills from those used in the Participant’s then current position. Aggregate levels of benefits, cash bonus opportunities and titles do not need to be taken into account by the CEO in assessing whether a position qualifies as a Comparable Position.

SECTION 2.15 “Director” means an individual who is a member of the Board.

SECTION 2.16 “Disability” means a Participant’s long-term disability pursuant to a determination of disability under the Company’s Long-Term Disability Plan.

SECTION 2.17 “Disputed Claim” means a claim for payments under the Plan that is disputed by the Company.

SECTION 2.18 “Effective Date” has the meaning set forth in Section 11.08 of the Plan.

SECTION 2.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

SECTION 2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

SECTION 2.21 “Excise Tax” has the meaning set forth in Section 5.05 of the Plan.

SECTION 2.22 “Extension Notice” has the meaning set forth in Section 8.01 of the Plan.

SECTION 2.23 “Local Position” has the meaning that shall be determined by the CEO using standards that are similar to the standards utilized under the Code (including, without limitation, the distance standard in Section 217(c)(l)(A) of the Code), for purposes of moving expense deductions, and such other factors as the CEO deems relevant.

SECTION 2.24 “Long-Term Disability Plan” means The McGraw-Hill Companies, Inc. Long-Term Disability Plan, as amended from time to time (or any successor plan).

SECTION 2.25 “Judgment or Award” means a nonappealable, final judgment from a court of competent jurisdiction or a binding arbitration award granting the Participant all or substantially all of the amount sought in a Disputed Claim.

SECTION 2.26 “Monthly Base Salary” means a Participant’s highest regular monthly salary during the preceding 24-month period, excluding any of the following: year-end or other bonuses, incentive compensation, whether short-term or long-term, commissions, reimbursed expenses, and any payments on account of premiums on insurance or other contributions made to other welfare or benefit plans.

SECTION 2.27 “Participant” means each employee who participates in the Plan, as provided in Section 4.01 of the Plan.

SECTION 2.28 “Payment” has the meaning set forth in Section 5.06 of the Plan.

SECTION 2.29 “Plan” means The McGraw-Hill Companies, Inc. Management Severance Plan, as amended from time to time.

SECTION 2.30 “Plan Administrator” has the meaning set forth in Section 3.01 of the Plan.

SECTION 2.31 “Protection Period” has the meaning set forth in Section 10.01 of the Plan.

SECTION 2.32 “Release” means a termination and release agreement in the form approved by the Plan Administrator, which shall, among other things, release the Company Group, and each of their respective directors, officers, employees, agents, successors and assigns, from any and all claims that the Participant has or may have against the Company Group and each of their respective directors, officers, employees, agents, successors and assigns.

SECTION 2.33 “Release Period” means the 60-day period following a Participant’s termination of employment.

SECTION 2.34 “Separation Pay” has the meaning set forth in Section 5.01(a)(i) of the Plan.

SECTION 2.35 “Separation Period” has the meaning set forth in Section 5.01 (a)(i) of the Plan.

SECTION 2.36 “Separation Pay Plan” means the Separation Pay Plan of The McGraw-Hill Companies, Inc., as amended from time to time (or any successor plan).

SECTION 2.37 “Specified Employee” means a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(b)(i) of the Code.

SECTION 2.38 “Subsidiary” means any subsidiary of the Company at least 20% of whose voting shares are owned directly or indirectly by the Company.

SECTION 2.39 “Substitute Position” means a position which may not be comparable in title, duties and responsibilities to a prior position, but which affords the Participant a comparable level of base pay and which, in the judgment of the CEO, is consistent with the experience, education or skills of the Participant. A Substitute Position may require a Participant to utilize different skills from those used in the Participant’s then current position. Aggregate levels of benefits, cash bonus opportunities and titles do not need to be taken into account by the CEO in assessing whether a position qualifies as a Substitute Position.

SECTION 2.40 “Supplemental Separation Pay” has the meaning set forth in Section 5.01(a)(ii) of the Plan.

SECTION 2.41 “Supplemental Separation Period” has the meaning set forth in Section 5.01(a)(ii) of the Plan.

SECTION 2.42 “Termination of Employment at Company Convenience” means termination of the employment of a Participant initiated by the Company Group, other than for Cause, and other than by reason of death, Disability, voluntary resignation by a Participant, or lawful Company Group mandated retirement at normal retirement age.

ARTICLE III

ADMINISTRATION

SECTION 3.01 Administration. The Plan shall be administered by the Vice President, Employee Benefits of the Company (the “Plan Administrator”), who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as he or she may deem necessary or desirable. Subject to Article VIII, decisions of the Plan Administrator shall be reviewable by the Executive Vice President, Human Resources (the “Appeal Reviewer”). Subject to Article VIII, the Appeal Reviewer shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide and resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan, The Plan Administrator and the Appeal Reviewer shall each have the power to designate one or more persons as he or she may deem necessary or desirable in connection with the Plan, who need not be members of the Compensation Committee of the Board or employees of the Company, to serve or perform some or all of the functions of the Plan Administrator and Appeal Reviewer, respectively, on his or her behalf. Such person(s) shall have the same rights and authority as the Plan Administrator and Appeal Reviewer who appointed him or her would have had if acting directly. The Appeal Reviewer (or its delegate) is the named fiduciary for purposes of deciding any appeals of a claim denial pursuant to Article VIII.

SECTION 3.02 Binding Effect of Decisions. Subject to Article VIII, the decision or action of the CEO or Plan Administrator or Appeal Reviewer in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

SECTION 3.03 Indemnification. To the fullest extent permitted by law, the CEO, the Plan Administrator, Appeal Reviewer, and the Board (and each member thereof), and any employee of the Company Group to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

ARTICLE IV

PARTICIPATION

SECTION 4.01 Eligible Participants. Subject to the approval of the CEO, the Plan Administrator shall from time to time select Participants from among those employees who are in Grade Level 25 or above (or equivalent successor grade) and who are determined by the Plan Administrator to be in a position to contribute to the success of the Company Group.

SECTION 4.02 Participation Notification; Participation Agreement. The Company shall notify each Participant in writing of his participation in the Plan, and such notice shall also set forth the payments and benefits to which the Participant may become entitled. The Company may also enter into such agreements as the CEO deems necessary or appropriate with respect to a Participant’s rights under the Plan. Any such notice or agreement may contain such terms, provisions and conditions not inconsistent with the Plan, including but not limited to provisions for the extension or renewal of any such agreement, as shall be determined by the CEO, in his sole discretion.

SECTION 4.03 Termination of Participation. A Participant shall cease to be a Participant in the Plan upon the earlier of (i) his receipt of all of the payments, if any, to which he is or becomes entitled under the terms of the Plan and the terms of any notice or agreement issued by the Company with respect to his participation hereunder, or (ii) the termination of his employment with the Company Group under circumstances not requiring payments under the terms of the Plan. In addition, a Participant shall cease to be a Participant in the Plan if, prior to the occurrence of a Termination of Employment at Company Convenience, the Participant is no longer in Grade Level 25 or above (or equivalent successor grade).

ARTICLE V

PAYMENTS UPON TERMINATION OF EMPLOYMENT

SECTION 5.01 Separation Pay. (a) In the event of a Termination of Employment at Company Convenience, the Participant shall be entitled to the following:

(i) an amount of separation pay (the “Separation Pay”) equal to the Participant’s Monthly Base Salary for the number of months following the Participant’s Commencement Date (the “Separation Period”) equal to the number of full and partial years of the Participant’s continuous service with the Company Group, up to a maximum of 20 years, multiplied by 0.3, and payable over the Separation Period in accordance with the Company’s payroll practices in effect from time to time; provided that the Separation Pay shall not be less than three times such Monthly Base Salary and the Separation Period shall not be less than three months;

(ii) if, during the Release Period, the Participant delivers to the Company a signed and valid Release and the Release becomes effective and irrevocable in its entirety, a supplemental amount of separation pay (the “Supplemental Separation Pay”) equal and in addition to the amount of the Participant’s Separation Pay and payable following the Separation Period over the number of months in the Separation Period (the “Supplemental Separation Period”) in accordance with the Company’s payroll practices in effect from time to time; provided, however, that a Release shall not be deemed delivered by the Participant if it is revoked by the Participant during any applicable revocation period set forth in the Release. If the Release does not become effective and irrevocable in its entirety prior to the expiration of the Release Period, the Participant shall not be entitled to any payments pursuant to this Section 5.01(a)(ii);

(iii) active participation in all Company-sponsored retirement, life, medical, dental, accidental death and disability insurance benefit plans or programs in which the Participant was participating at the time of his termination for the Separation Period and any Supplemental Separation Period (but only to the extent the Company continues to offer such plans and programs to similarly situated active employees of the Company and similarly situated active employees continue to be eligible to participate in or accrue benefits under such plans and programs), and only to the extent permitted by applicable law as determined by the Company and not otherwise provided under the terms of such plans and programs, it being understood that continued participation in Company-sponsored retirement plans or programs shall be limited to such plans or programs that are not intended to be qualified under Section 401(a) or 401(k) of the Code; provided that the Participant shall be responsible for any required payments for participation in such plans or programs; provided, further, that, except with respect to amounts subject to Section 409A of the Code, the CEO may authorize, in his sole discretion, in lieu of the payments and benefits provided under this Section 5.01(a) of the Plan, payment to the Participant of a single lump sum equal to 110% of the sum of the Participant’s Separation Pay and any Supplemental Separation Pay (100% of Monthly Base Salary for the Separation Period and any Supplemental Separation Period in lieu of salary continuation, and 10% of Monthly Base Salary for such periods in lieu of benefits continuation).

(b) The payments and benefits described in Section 5.01 (a) of the Plan shall be in lieu of any other payments under the Plan or under any other severance pay or separation allowance plan, program or policy of the Company Group, including the Company’s Separation Pay Plan; provided, however, if payments pursuant to the terms and conditions of the Company’s Separation Pay Plan would result in greater payments to a Participant than would be payable under the Plan, said Participant shall in such event receive payments pursuant to the terms and conditions of the Company’s Separation Pay Plan in lieu of payments pursuant to the Plan.

SECTION 5.02 Death. In the event a Participant dies after the commencement of payments pursuant to Section 5.01(a) of the Plan, the balance of said payments shall be payable in accordance with Article IX of the Plan.

SECTION 5.03 Transfers. A Participant’s transfer to another employment location shall not by itself entitle a Participant to any payments or benefits under the Plan.

SECTION 5.04 Corporate Transactions. A Participant shall not receive any payments or benefits under the Plan in the event of a sale or spin-off of the business unit of the Company Group with which the Participant is associated, if the Participant (i) is offered a Local Position that is either a Comparable Position or a Substitute Position with the buyer or any affiliate thereof, or the Company Group, whether or not such offer is accepted by the Participant, or (ii) is employed following such transaction by the buyer or the Company Group.

SECTION 5.05 Specified Employees. With respect to amounts subject to Section 409A of the Code, notwithstanding the other provisions of this Article V, no payment to a Specified Employee under the Plan shall be made or commenced prior to the date that is six months following the Specified Employee’s Commencement Date; provided that amounts under the Plan that are otherwise payable to the Specified Employee prior to such date shall be paid to the Specified Employee on or within 30 days after such date.

SECTION 5.06 Section 280G. In the event that any payment or benefit received or to be received by any Participant pursuant to the Plan or any other plan or arrangement with the Company (each, a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b)(l) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company, the amount of the Participant’s Separation Pay (and Supplemental Separation Pay, if any) shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Participant, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Participant with respect thereto, would be greater if no Excise Tax were imposed.

SECTION 5.07 GV Severance Program. Appendix A to the Plan sets forth special provisions applicable to GV Eligible Terminations (as such term is defined in Appendix A). To the extent provided in Appendix A, the provisions of such Appendix supersede the corresponding provisions of the Plan, Nothing in this Article V and Appendix A shall result in, or be construed as providing for, the calculation of payment and benefits under both Appendix A and this Article V, and any ambiguity as to whether a Participant is eligible for payments and benefits under this Article V or Appendix A shall be resolved by the Plan Administrator in its sole discretion, and any such determination of the Plan Administrator shall be final and binding on all interested persons.

ARTICLE VI

MITIGATION AND OFFSET

SECTION 6.01 Mitigation. No Participant shall be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his dependents, Beneficiaries or estate provided for in the Plan.

SECTION 6.02 Offset. If, after a Participant’s termination of employment with the Company Group, the Participant is employed by another entity or becomes self-employed, the amounts (if any) payable under the Plan to the Participant shall not be offset by the amounts (if any) payable to the Participant from such new employment with respect to services rendered during the severance period applicable to such Participant under the Plan.

ARTICLE VII

ATTORNEYS’ FEES FOR DISPUTED CLAIMS

SECTION 7.01 General. If a Participant makes a Disputed Claim, the Company shall reimburse the Participant for Attorneys’ Fees; provided that the Participant enters into a repayment agreement with the Company, which shall require the Participant (i) to repay the Company for any reimbursements made pursuant to this Section 7.01 if the Participant does not obtain a Judgment or Award and (ii) to provide adequate security with respect to the amount subject to repayment under this Section 7.01. With respect to amounts subject to Section 409A, such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the applicable Attorneys’ Fee expense was incurred, subject to the timely presentation to the Company in writing of any periodic statements for Attorneys’ Fees. Unless the Judgment or Award specifies whether it constitutes “all or substantially all of the amount sought,” such determination shall be made by the Plan Administrator in its sole and absolute discretion.

SECTION 7.02 Change in Control. If a Disputed Claim is made with respect to a termination of employment occurring during a period beginning on the date of a Change in Control and ending 24 months thereafter, the Participant shall be entitled to reimbursement of Attorneys’ Fees, whether or not the Participant obtains a Judgment or Award. Such reimbursement shall be made on a “pay-as-you-go” basis, as soon as practicable after presentation to the Company in writing of any periodic statements for Attorneys’ Fees, but in no event later than the last day of the Participant’s taxable year following the taxable year in which the applicable Attorneys’ Fees were incurred.

SECTION 7.03 Six Month Period Prior to Change in Control. Without affecting the rights of a Participant under Section 7.01 of the Plan, a Participant shall be entitled to reimbursement of Attorneys’ Fees for a Disputed Claim in accordance with the terms of Section 7.02 of the Plan with respect to termination of employment occurring six months prior to a Change in Control, whether or not the Participant obtains a Judgment or Award; provided, however, that no reimbursement shall be made under this Section 7.03 in such case (i) unless and until the Change in Control actually occurs or (ii) if reimbursement has been made under Section 7.01 of the Plan.

SECTION 7.04 Section 409A. The reimbursements made to a Participant under this Article VII during any calendar year shall not affect the amounts eligible for reimbursement in any other calendar year. No reimbursement of Attorneys’ Fees made pursuant to this Article VII shall be paid to any Participant following the last day of the sixth year following the termination of the period described in Section 8.03 of the Plan.

ARTICLE VIII

CLAIMS PROCEDURE

SECTION 8.01 Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Plan Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Plan Administrator shall consider the claim and within 90 days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Plan Administrator shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Plan Administrator expects to make a determination (the “Extension Notice”) before the end of the initial 90-day response period indicating the reasons for the extension and the date by which a decision is expected to be made. If the Plan Administrator denies the claim, the Plan Administrator shall give to the Claimant (i) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (ii) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, and (iii) appropriate information as to the Plan’s appeals procedures as set forth in Section 8.02 of the Plan. Any claim must be filed within one year after the Claimant’s termination of employment or else it will be forever barred and waived.

SECTION 8.02 Appeal of Denial. A Claimant whose claim is denied by the Plan Administrator and who wishes to appeal such denial must request a review of the Plan Administrator’s decision by filing a written request with the Appeal Reviewer for such review within 60 days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Appeal Reviewer to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Plan Administrator. In connection with that review, the Claimant may examine, and receive free of charge, copies of pertinent Plan documents and submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Appeal Reviewer of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice. If the Appeal Reviewer denies the claim on review, notice of the Appeal Reviewer’s decision shall include (i) the specific reasons for the adverse determination, (ii) references to applicable Plan provisions, (iii) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERJSA following an adverse benefit determination on a review and a description of the applicable limitations period under the Plan. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.

SECTION 8.03 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, only after exhausting the claims procedures set forth in this Article VIII and in all cases, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 8.02 of the Plan or lose any rights to bring such an action, If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

SECTION 8.04 Change in Control. Notwithstanding any other provision of the Plan, the authority granted pursuant to Articles III, VII and VIII to the Plan Administrator and to persons making determinations on claims for benefits and reviews of claims shall, when exercised (i) during the period of 24 months following a Change in Control or (ii) with respect to any termination of employment that occurs during the period of 24 months following a Change in Control or that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control, shall not be “discretionary,” but shall be subject to de novo review by a court of competent jurisdiction or an arbitrator, as applicable.

ARTICLE IX

BENEFICIARY DESIGNATION

SECTION 9.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons, entity or entities as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under the Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.

SECTION 9.02 Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The new Beneficiary designation form shall cancel all Beneficiary designations previously filed.

SECTION 9.03 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Participant’s Beneficiary shall be paid to the Participant’s estate.

SECTION 9.04 Effect of Payment. The payment under this Article IX of the amounts due to a Participant under the Plan to a Beneficiary shall completely discharge the Company’s obligations in respect of the Participant under the Plan.

ARTICLE X

AMENDMENT AND TERMINATION OF PLAN

SECTION 10.01 Amendment and Termination. (a) The Company shall have the right at any time, in its discretion, to amend the Plan, in whole or in part, or to terminate the Plan, by resolution of the Board or Committee or delegate thereof, except that no amendment or termination shall impair or abridge the obligations of the Company to any Participant or the rights of any Participant under the Plan without the express written consent of the affected Participant (i) with respect to any termination of employment that occurred before such amendment or termination, or (ii) in all other cases, until 6 months have elapsed from the time of the amendment or termination. In addition, in no event shall the Plan be amended or terminated (x) during the period of 24 months following a Change in Control (the “Protection Period”), or (y) to the extent that it is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control, in each case without the express written consent of the affected Participant. Notwithstanding the foregoing, except with respect to a termination of employment that occurs during the Protection Period, the Company shall have the right to terminate the Plan at any time following the Protection Period.

(b) Except for the amendments made in accordance with Section 10.01(a) of the Plan, no modifications, alterations and/or changes made to the terms and/or provisions of the Plan, either globally or for an individual participant, will be effective unless evidenced by a writing that directly refers to the Plan and which is signed and dated by the Plan Administrator.

SECTION 10.02 Section 409A. If, in the good faith judgment of the Plan Administrator, any provision of the Plan would violate the requirements of Section 409A of the Code, or otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Plan Administrator in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no payment or benefit under the Plan is subject to tax under Section 409A of the Code. Any determinations made by the Plan Administrator under this Section 10.02 shall be final, conclusive and binding on all persons. Anything in the Plan to the contrary notwithstanding, each payment of Separation Pay and Supplemental Separation Pay made to a Participant who is first eligible to participate in the Plan on or after December 6, 2011, shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A of the Code.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Effect on Other Plans. Except as expressly provided in Article V of the Plan with respect to the Company’s Separation Pay Plan, (i) nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant’s estate or Beneficiaries) as part of any employee benefit plan of the Company, and (ii) the Plan shall not be construed to affect in any way the Participant’s rights and obligations under any other plan maintained by the Company on behalf of employees.

SECTION 11.02 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company Group. The assets of the Company Group shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company Group under the Plan. Any and all of the assets of the Company Group shall be, and remain, the general, unpledged, unrestricted assets of the Company Group. The obligation of the Company Group under the Plan shall be merely that of an unfunded and unsecured promise of the Company Group to pay money in the future.

SECTION 11.03 Nonassignability. Each Participant’s rights under the Plan shall be nontransferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

SECTION 11.04 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment with the Participant, and the Participant (or his Beneficiary) shall have no rights against the Company Group except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company Group or to interfere with the rights of the Company Group to discipline or discharge him at any time.

SECTION 11.05 Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Participant or his Beneficiary, his heirs and legal representatives, and the Company.

SECTION 11.06 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.

SECTION 11.07 Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

SECTION 11.08 Effective Date. The Plan was initially effective as of January 28, 1987 (the “Effective Date”). This amendment and restatement is effective as of January 1, 2012. Individuals who received notice of their termination of employment prior to the effective date of this amendment and restatement and whose employment ends on or after the effective date of this amendment and restatement substantially in accordance with the terms of such notice shall be governed by the terms of the Plan as in effect immediately prior to the effective date of this amendment and restatement.

SECTION 11.09 Governing Law. The Plan shall be construed under the laws of the State of New York, to the extent not preempted by federal law.

SECTION 11.10 Headings. The section headings used in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.

SECTION 11.11 Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan.

Appendix A

Part 1.	Appendix A Effective Date.

The effective date of this Appendix A is January 1, 2012 (the “Appendix A Effective Date”).

Part 2.	Definitions.

Capitalized words not otherwise defined in this Appendix A have the meanings set forth in the text of the Plan. Unless otherwise provided herein, cross-references in this Appendix A to “articles” and “sections” refer to articles and sections of the main text of the Plan, and cross-references to “parts” refer to the parts of this Appendix A. For purposes of this Appendix A, the following capitalized words have the meanings set forth below:

“Appendix A Effective Date” has the meaning set forth in Part 1.

“Benefit Plans” means the benefit plans that a Participant is eligible to participate in during a Separation Period and Supplemental Separation Period in accordance with Section 5.01(a)(iii).

“GV Eligible Termination” means termination of the employment of a GV Participant with the Company Group (i) by the Company for any reason other than for Cause and (ii) by the GV Participant for Good Reason; provided, however, that a GV Eligible Termination shall not include a termination of employment as a result of the GV Participant’s death, Disability, voluntary resignation by a GV Participant for any reason other than Good Reason, or lawful Company-mandated retirement at normal retirement age; and provided, further, that (A) an involuntary termination of employment shall not constitute a GV Eligible Termination unless the Written Notice of Termination is delivered by the Company to the GV Participant within the GV Period, and (B) a resignation for Good Reason shall not constitute a GV Eligible Termination unless the Written Notice of Termination related to the Good Reason resignation is delivered to the Company by the GV Participant within the GV Period.

“GV Participant” means a Participant who is not an Excluded GV Participant. GV Participants shall include Participants hired by the Company during the GV Period who are not Excluded GV Participants.

“GV Period” means the period beginning on, and including, the Appendix A Effective Date, and ending on, and including, December 31, 2012.

“GV Severance Program” means the Enhanced Severance Program approved by the Committee on December 6, 2011, in connection with the Company’s Growth and Value Program.

“Excluded GV Participant” means (i) a Participant who is employed by McGraw-Hill Broadcasting, Inc. or in the Company’s broadcasting business, including individuals listed on Section 1.01(b) of the Seller Disclosure Schedule to that certain Stock Purchase Agreement, dated as of October 3, 2011, relating to the sale of the Company’s

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broadcasting business, (ii) a Participant who is a party to an offer letter, employment contract, severance or retention agreement or similar agreement with the Company Group that provides for severance, termination or similar-type payments from the Company Group and (iii) any other Participant that the Committee may identify from time to time in writing as an Excluded GV Participant.

“Good Reason” means the resignation of a GV Participant after (i) a 10% or larger reduction by the Company (in one or more steps) of the GV Participant’s Monthly Base Salary or (ii) having received written notice from the Company of a planned transfer of the GV Participant to a principal business location that increases the distance between the GV Participant’s principal business location and such GV Participant’s place of residence at the time of the notice of planned relocation by more than 50 miles; provided, however, that an event shall not constitute Good Reason unless the GV Participant provides the Company with Written Notice of Termination of such event within the GV Period, but in no event later than 15 days following the date the GV Participant first knows of such event, and the Company does not cure such event to the reasonable satisfaction of the GV Participant within 15 days following its receipt of the Written Notice of Termination from the GV Participant; and provided, further, that an event which is so cured by the Company shall not constitute an event of Good Reason for purposes of this Appendix A.

“Notice Period” has the meaning set forth in Part 4(a).

“Retirement Election” has the meaning set forth in Part 5(c).

“Statutory Notice” means advance notice of an involuntary termination of employment that the Company is obligated to give a Participant under applicable federal, state or local law, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1998, as amended.

“Written Notice of Termination” means written notice (i) by the Company to a GV Participant of a GV Eligible Termination that is dated as of a date in the GV Period and delivered by the Company to the GV Participant during the GV Period or (ii) by the GV Participant to the Company of an intention to resign for Good Reason that is dated as of a date in the GV Period and delivered by the GV Participant to the Company during the GV Period.

Part 3.	Payment and Benefits Upon a GV Eligible Termination.

A GV Participant who receives Written Notice of Termination from the Company of a GV Eligible Termination shall be entitled to the advance notice of termination contemplated by Part 4. A GV Participant who receives Written Notice of Termination from the Company of a GV Eligible Termination or who provides Written Notice of Termination to the Company of a resignation for Good Reason shall be eligible for (i) the Separation Pay provided under Section 5.01(a)(i) of the Plan and (ii) the Supplemental Separation Pay calculated pursuant to Part 5, subject, in the case of clause (ii) of this sentence, to satisfaction of the release delivery and non-revocation conditions set forth in Part 6.

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Part 4.	Notice and Separation Pay.

(a) Notice. The Company shall give a GV Participant who is terminated by the Company in a GV Eligible Termination other than for Cause, 60 days’ advance written notice of his GV Eligible Termination or, in special circumstances, a longer period of advance notice as may be specified by the Plan Administrator on a case-by-case basis (the “Notice Period”). The Written Notice of Termination shall set forth the date of the GV Participant’s scheduled GV Eligible Termination. During the Notice Period, the GV Participant shall continue to be paid his regular rate of base pay and shall continue to be eligible to participate on the terms and conditions applicable to other similarly situated employees of the Company in the Company benefit plans, programs and arrangements that the GV Participant participated in immediately prior to receiving the Written Notice of Termination in accordance with the terms of each such plans, programs and arrangements; provided, however, that nothing in this Appendix A shall preclude the Company from amending, modifying, freezing or terminating any benefit plan, program or arrangement during the Notice Period. Unless the Plan Administrator determines otherwise, a GV Participant who voluntarily resigns prior to the expiration of the Notice Period or who ceases to perform the duties and responsibilities of the GV Participant’s position with the Company Group prior to the end of Notice Period shall forfeit the right to receive any Separation Pay or Supplemental Separation Pay pursuant to Section 5.01 of the Plan or this Appendix A; provided, however, the Company Group may preclude a GV Participant from reporting to work during the Notice Period or conducting any business for, or acting on behalf of, the Company Group during the Notice Period. In no event may a GV Participant report to work or conduct business or act on behalf of the Company following the date of the GV Eligible Termination.

(b) Offset to Plan Notice Period. Notwithstanding anything in the Plan or this Appendix A to the contrary, (i) the Notice Period shall be offset by the amount of any Statutory Notice that the Company is required to give a GV Participant in connection with his GV Eligible Termination and (ii) to the extent that the Plan Administrator provides a GV Participant with advance notice of termination that is longer than 60 days to comply with the Statutory Notice requirements in the State of New York or any other applicable jurisdiction, then the Supplemental Separation Pay shall be offset by the Monthly Base Salary paid to the GV Participant for the portion of the advance notice of termination in excess of 60 days.

Part 5.	Special Rule for Supplemental Separation Pay.

(a) In accordance with the GV Severance Program, if a GV Participant (i) receives Written Notice of Termination from the Company or delivers Written Notice of Termination to the Company and (ii) satisfies in connection with his GV Eligible Termination the Release delivery and non-revocation requirements in Part 6, the amount of the Supplemental Separation Pay payable to the GV Participant shall not be calculated pursuant to Section 5.01 of the Plan but shall instead be calculated in accordance with Part 5(b).

(b) Subject to Part 4(b), “Supplemental Separation Pay” shall equal (i) the GV Participant’s Monthly Base Salary multiplied by the number of full and partial years of the GV Participant’s continuous service with the Company Group, multiplied by 0.6, less (ii) the amount of the Separation Pay; provided, however, that the aggregate of the Separation Pay and the Supplemental Separation Pay shall not be less than twelve times such Monthly Base Salary and

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shall not be greater than sixteen times such Monthly Base Salary. The timing of payment and benefit continuation and limitation provisions of Article V shall apply to Separation Pay and Supplemental Separation Pay resulting from a GV Eligible Termination (including, without limitation, the provisions of Section 5.04 related to specified corporate transactions, Section 5.05 applicable to Specified Employees, and Section 5.06 related to Section 280G of the Code); provided, however, that for purposes of Article V, if the GV Participant’s Separation Period and Supplemental Separation Period exceed a total period of 12 months, the Company shall pay to the GV Participant in a lump sum, on or within 30 days following the first anniversary of the GV Participant’s Commencement Date, the total amount of his Separation Pay and Supplemental Separation Pay in excess of 12 months; provided, further, that if the GV Participant’s Separation Period and Supplemental Separation Period exceed a total period of 12 months, the Participant shall be entitled to participate in the Benefit Plans in accordance with Section 5.01(a)(iii) for a maximum of 12 months, and the Company shall pay to the Participant in a lump sum, on or with 30 days following the first anniversary of the Participant’s Commencement Date, a cash amount equal to 10% of the total amount of his Separation Pay and Supplemental Separation Pay in excess of 12 months. For purposes of the preceding sentence, a GV Participant’s “Supplemental Separation Period” (as used in Article V) shall mean the number of months of Monthly Base Salary payable as Supplemental Separation Pay in accordance with this Part 5.

(c) Voluntary Retirement in Connection with a GV Eligible Termination. Nothing in this Appendix A shall preclude a GV Participant from electing in connection with a GV Eligible Termination to retire for purposes of the tax qualified and non-qualified retirement plans in which the GV Participant participates and, subject to administration of the continuing plan participation provisions of Article V, to begin receiving retirement benefits following the date of the GV Eligible Termination (a “Retirement Election”), and no such Retirement Election by a GV Participant who has a GV Eligible Termination shall limit or impair the right of such Participant to the amounts payable pursuant to this Appendix A in connection with the GV Eligible Termination.

Part 6.	Release Delivery and Non-Revocation.

The provisions of this Part 6 supplement the Release delivery provisions of Section 5.01 and, in the event of any conflict between Section 5.01 and this Part 6, this Part 6 shall control. Supplemental Separation Pay is subject to, and is expressly conditioned upon, (i) the GV Participant’s delivery of a Release to the Company and (ii) the expiration of the Release Period without the Release having been revoked by the GV Participant. For a GV Participant to be entitled to Supplemental Separation Pay such release delivery and non-revocation conditions must be satisfied and the Release must be effective and irrevocable by no later than the end of the Release Period.

Part 7.	Plan Administrator.

The Plan Administrator shall have full authority to construe and interpret this Appendix A, to establish, amend and rescind rules and regulations relating to the administration of this Appendix A, and to take all such actions and make all such determinations in connection with the administration of this Appendix A as he or she may deem necessary or desirable. Subject to Section 8.02, all determinations under this Appendix A by the Plan Administrator shall be final and binding on all interested persons.

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